                     SHARE AND OPTION REPURCHASE AGREEMENT


     This Share Repurchase Agreement has been made on February 18, 1997 (the "date hereof") among: WMX Technologies, Inc. ("WMX"); WMI Urban Services, Inc. ("WMUS"); and ServiceMaster Limited Partnership ("ServiceMaster") and ServiceMaster Management Corporation.

                                  Background

     A. ServiceMaster is a limited partnership whose limited partner shares are publicly traded on the New York Stock Exchange.

     B. WMUS owns 27,160,715 outstanding shares of limited partnership interest in ServiceMaster (the "WM Shares") and also owns an option to purchase an additional 1,875,000 ServiceMaster shares under the terms of an Option Agreement with ServiceMaster dated December 31, 1995 (the "WM Option"). The WM Shares and the WM Option are sometimes referred to collectively herein as the "WM
Ownership Interest".

     C. WMX and WMUS have requested that ServiceMaster repurchase the WM Shares and the WM Option and ServiceMaster has agreed to do so on the terms prescribed in this Agreement.

                                   Agreement

The parties hereby agree as follows:

1.   Agreement to Sell.

     1.1 WMUS hereby agrees to sell the WM Shares and the WM Option to ServiceMaster on the terms specified in this Agreement.

     1.2  WMX hereby warrants to ServiceMaster that:

     (a) WMUS owns all 27,160,715 WM Shares outstanding on the date hereof and the WM Option free of any adverse interest of any kind and has the right and power to convey the WM Shares and the WM Option to ServiceMaster on the terms prescribed by this Agreement free of any adverse interest.

     (b) WMX owns all of the outstanding capital stock issued by WMUS and no other person has the right to acquire any ownership interest in WMUS.

     (c) WMUS' execution, delivery and performance of this Agreement has been duly authorized by WMUS' Board of Directors and by WMX in WMX's capacity as the owner of all of WMUS's outstanding capital stock. No other approval of any kind is required of WMX or WMUS in order to provide WMUS with the right and power to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by WMUS and is binding upon WMUS in accordance with its terms.

     (d) WMX' execution, delivery and performance of this Agreement has been duly authorized by WMX's Board of Directors. No other approval of any kind is required of WMX or WMUS in order to provide WMX with the right and power to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by WMX and is binding upon WMX in accordance with its terms.

     (e) The execution, delivery and performance of this Agreement by WMUS and WMX will not breach any agreement or obligation to which WMX, WMUS or any other WMX affiliate is a party or by which it is bound.

          1.3  Self Reliance
               -------------

               (a) WMX and WMUS hereby acknowledge that WMX has had a long relationship with ServiceMaster and is familiar with ServiceMaster's situation and affairs. In reliance upon the warranty in 1.3(b) below, (i) WMX and WMUS hereby acknowledge and agree that they have previously taken all actions and made all inquiries which they deem necessary to understand the value of the ServiceMaster Ownership Interest and (ii) hereby release ServiceMaster and all of ServiceMaster's affiliates from any obligation ServiceMaster or any of its affiliates might otherwise have had to disclose information (including material information) relevant to the value of the WM Ownership Interest, the sale of the WM Ownership Interest pursuant to this Agreement, or any other right or obligation arising under or by reason of this Agreement.

               (b) ServiceMaster warrants that none of ServiceMaster's senior executive officers (meaning ServiceMaster's Chairman, President and Chief Executive Officer, Chief Financial Officer and General Counsel) is aware of any materially favorable undisclosed information affecting ServiceMaster. For purposes of this warranty, information shall be deemed to have been disclosed if, prior to the execution of this Agreement, such information was disclosed to the Board of Directors or the Executive Committee of ServiceMaster Management Corporation or was otherwise disclosed in writing to a senior officer of WMX or was publicly disclosed by

               ServiceMaster. Information not included in this warranty is the outcome of the pending tender offer for the stock of Barefoot Inc. or the announcement of the transactions contemplated by this Agreement. This warranty shall survive the closing.

2.  Agreement To Purchase.
    ----------------------

     2.1 ServiceMaster hereby agrees to purchase the WM Shares and the WM Option at the price and on the other terms specified in this Agreement.

     2.2 ServiceMaster and ServiceMaster Management Corporation hereby warrant to WMX and WMUS that:

     (a) ServiceMaster Management Corporation is ServiceMaster's Managing General Partner and has the authority to execute and deliver this Agreement on behalf of ServiceMaster and to cause ServiceMaster to repurchase the WM Shares and the WM Option and perform all other obligations arising under or by reason of this Agreement.

     (b) ServiceMaster's execution, delivery and performance of this Agreement has been duly authorized by the Board of Directors of ServiceMaster Management Corporation. No other approval of any kind is required in order to provide ServiceMaster with the right and power to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by ServiceMaster Management Corporation in its capacity as ServiceMaster's Managing General Partner and is binding upon ServiceMaster in accordance with its terms.

     (c) The execution, delivery and performance of this Agreement by ServiceMaster will not breach any agreement or obligation to which ServiceMaster or any other ServiceMaster affiliate is a party or by which it is bound except that it will be necessary to obtain waivers or amendments of covenants under financing agreements to which ServiceMaster and its affiliates are parties.

3.  Purchase Price.
    ---------------

     3.1 The purchase price for the WM Shares and the WM Option shall be $625,978,141. ServiceMaster shall pay the purchase price to WMUS on the closing date in the manner prescribed in part 4.

4.  Closing.
    --------

     4.1  Unless the closing date is extended by ServiceMaster as provided in section 4.2, the purchase and sale of the WM Shares and the WM Option shall consummate on April 1, 1997

(the "closing date") at 10 AM Chicago time in the Chicago offices of Kirkland & Ellis. The actions necessary to accomplish such consummation are herein collectively called the closing. Upon consummation of the closing, and if the closing occurs on or before April 14, 1997, ServiceMaster shall not allocate any item of income, gain, loss, deduction or credit for tax purposes to WMUS, regardless of when WMUS ceases to be a record holder of the ServiceMaster Shares.

     4.2 ServiceMaster may, at its election, extend the closing date to a date not later than April 14, 1997 for the purpose of attempting to complete the actions described in the first sentence of section 5.3. If ServiceMaster elects to extend the closing date pursuant to this section 4.2, ServiceMaster will: (a) give WMX written notice of such election by not later than March 25, 1997 and
(b) unless this Agreement is terminated as provided in section 5.3, pay WMX at the closing, in addition to the payment of the purchase price, an amount equal to the purchase price multiplied by the number of days in April 1997 preceding the closing date and multiplied by the fraction 0.06/365.

     4.3 At the closing, WMUS shall deliver to ServiceMaster: (i) one or more certificates representing the WM Shares together with executed conveyance instruments executed by WMUS in customary form for the transfer of corporate shares and which will be sufficient to convey to ServiceMaster upon delivery ownership of the WM Shares free of any adverse interest and (ii) a duly executed assignment of the WM Option.

     4.4 At the closing, ServiceMaster shall cause the purchase price to be transmitted in immediately available funds by wire to WMUS at such account as WMUS shall reasonably designate. The amount payable by ServiceMaster under the preceding sentence shall constitute full payment for the WM Shares and for the WM Option.

     4.5 At the closing, if the person who is then WMX's representative on the Board of Directors of ServiceMaster Management Corporation is Phillip B. Rooney, he shall not be required to resign and Mr. Rooney shall remain a director of ServiceMaster Management Corporation for his full elected term. If any other person is WMX's representative on the Board of Directors of ServiceMaster Management Corporation, such person shall resign at the closing.

     4.6 Each party shall furnish to the other at and after the closing such additional instruments as the other party may reasonably request to evidence or accomplish any of the actions prescribed by this Agreement.

5.   Related Agreements
     ------------------

     5.1 WMX hereby commits to cause WMUS to perform every obligation of WMUS arising under or by reason of this agreement and hereby unconditionally and irrevocably commits to ServiceMaster that WMUS will completely perform such obligations.

     5.2 The Business Development Agreement made as of December 31, 1995 between WMX and ServiceMaster shall continue in full force and effect and shall not be affected or impaired to any extent by the consummation of the purchase and sale contemplated by this Agreement. WMX hereby acknowledges that ServiceMaster shall not in the future be required to provide services under the Business Development Agreement at a level beyond the services provided prior to 1997 under that Agreement which WMX hereby acknowledges to be sufficient and satisfactory in every respect. WMX hereby irrevocably agrees to made every payment specified in the Business Development Agreement at the time specified in the Business Development Agreement and hereby waives any present or future fact or circumstance which might otherwise excuse WMX from making any such payment in full and at the time so specified.

     5.3 ServiceMaster agrees to use its diligent efforts to attempt to secure promptly financing for the purchase contemplated hereby and any necessary waivers and amendments that may be required for such purchase and related financing under its existing credit facilities and agreements. If ServiceMaster's Board shall conclude in its reasonable business judgment that such financing waivers and amendments are not available to ServiceMaster or are available to ServiceMaster on terms which the Board in its reasonable business judgment concludes are materially adverse to ServiceMaster to warrant not going forward with the purchase specified in this Agreement, then ServiceMaster shall have the right to terminate this Agreement at any time prior to April 14, 1997 by providing written notice of such termination to WMX given by the close of business on the second business day preceding the then applicable closing date. If ServiceMaster shall provide such a notice of termination, then this Agreement shall be deemed terminated and abandoned by both parties and no person shall thereafter have any right or obligation under or by reason of this Agreement. Annex A is hereby incorporated by reference.

     5.4 The WM Option shall be canceled upon consummation of the purchase and sale of the WM Shares and the WM Option and after such consummation neither WMX nor any other person shall have any right to exercise the WM Option or any other right under or by reason of the option agreement dated December 31, 1995.

6.   Interpretation of This Agreement
     --------------------------------

     6.1 Additional Definitions. Each of the following terms has the meaning it is given below whenever it is used in this agreement:

          Affiliate. A person shall be deemed an "affiliate" of any other person if such person shall, directly or through any number of intermediaries, (a) control such other person, (b) be controlled by such other person, or (c) be controlled by the same person(s) who shall ultimately control such other person. For purposes of the preceding sentence a particular person shall be deemed to control another person if (i) the particular person is the director or indirect owner of a majority of the ownership interest in the other person or (ii) the particular person has the power (directly or indirectly) to appoint or elect (either at one time or over time)

          (A) a majority of the members of the board of directors of the other person or (B) the person or body having equivalent authority over the other person. Notwithstanding the preceding provisions, non of an organization's directors or employees shall be deemed an affiliate of that organization for purposes of this Agreement. No ERISA Plan shall be deemed to be an affiliate of WMX for purposes of this Agreement.

     6.2 Severability. To the extent permitted by applicable law, each party hereby waives any provision of any law or other governmental requirement which would otherwise render any provision of this Agreement prohibited or unenforceable in any respect. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this Agreement shall be held to be prohibited by or unenforceable under applicable law. (i) such provision shall be applied to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (ii) all other provisions of this Agreement shall remain in full force and effect.

     6.3 Complete Agreement. This document contains the complete agreement between the parties relating in any way to the subject matter of this document and supersedes any prior understandings, agreements or representations by or among the parties, written or oral which may have related to such subject matter in any way.

     6.4 No Oral Commitments. No amendment, waiver, modification or termination of this Agreement shall be effective or enforceable unless it is set forth in writing and signed by the party against whom it is sought to be enforced. No party hereto shall have the right to rely upon or enforce any representation, warranty or agreement shall be set forth in a writing which shall have been signed by the person to be held responsible for such representation, warranty or agreement. No delay or omission in exercising any right hereunder shall operate as a waiver of such right or of any other right. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion. All of the rights and remedies of the parties hereto whether evidenced hereby or by any other agreement, instrument or paper or whether granted by law, shall be cumulative and may be exercised singly or concurrently.

     6.5 No Strict Construction. No rule of strict construction, rule resolving ambiguities aganist the person who drafted the provision giving rise to such ambiguities, or other such rule of interpretation shall be applied against any party with respect to this Agreement.

     6.6 Captions. The captions used in this agreement are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, characterize or affect in any way of the provisions of this Agreement, and all of the provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

     6.7 Counterparts. This Agreement shall become effective when at least one copy of this Agreement shall have been signed by ServiceMaster and delivered to WMX and at least one copy of this Agreement shall have been signed by WMX and delivered to ServiceMaster. A particular party's signature on a copy of this Agreement in the possession of any other unaffiliated party shall constitute an acknowledgment by that particular party that the particular party has received one or more copies of this agreement bearing the signatures of all other parties. Two or more duplicate originals of this agreement may be signed by the parties, and in such a case, each duplicate copy shall be deemed an original but all of the copies together shall be deemed to constitute one and the same agreement.

     6.8. No Implied limitation. The word "including" whenever it is used in this Agreement shall be interpreted to mean "including but not limited to". No provision in this Agreement shall be construed to limit by implication the scope otherwise indicated by any other provision in this Agreement.

     6.9 Miscellaneous Interpretive Rules. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Words such as "herein," "hereinafter," "hereof," "hereby," and "hereunder" shall, unless the context otherwise requires, be construed to refer to this Agreement. Except as otherwise explicity indicated, each reference to number of letter or a combination thereof used to identify a portion of this Agreement shall be construed to refer to this Agreement. Except as otherwise explicity indicated, each reference to number or letter or a combination thereof used to identify a portion of this Agreement shall be construed to refer to all provisions in this Agreement marked by such number, letter or combination or by an identifier which begins with such number, letter or combination.

     6.10  No Circumvention.

           (a) No affiliate of either party shall take any action which that party is prohibited from taking under the terms of this Agreement.

           (b) No person shall be permitted to do indirectly by means of any transaction or series of transactions, scheme, artifice, device or contrivance, no matter how structured or labeled, anything which such person may not do directly under this Agreement.

7.   Miscellaneous.
     --------------

     7.1 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

     7.2 Assignment. Except as otherwise provided herein, each party shall be entitled to assign its rights under this Agreement to any other person but such assignment shall not release the assignor of its obligation under this Agreement (whether arising prior to or after such assignment). This Agreement shall inure to the benefit of and be binding upon the successors in interest to each party to this Agreement.

     7.3 Consideration. Each of the parties hereby (i) acknowledges and warrants to the other parties that such party intends and agrees to be bound by every obligation which this Agreement purports to place upon such party and (ii) covenants that such party will never assert (whether as a defense against any injunction sought against it, as a defense to any claim brought against it or otherwise) that any provision in this Agreement is not enforceable against such party in accordance with its terms or that any provision in this Agreement is not legal, valid, or binding in whole or in part.

     7.4  Remedies.

          (a) WMX hereby agrees that in the event WMX or any of its affiliates fails to comply with any provision in this Agreement which by its terms applies to WMX or any of its affiliates then: (i) money damages and any other remedies which might be available to ServiceMaster at law would be inadequate and (ii) ServiceMaster shall be entitled to specific enforcement of such provision and to injunctive relief to prevent any prospective violation of this Agreement, and (iii) ServiceMaster shall not be required to post any bond or other security in connection with any such specified performance or other injunctive relief.

          (b) ServiceMaster hereby agrees that in the event ServiceMaster or any of its affiliates fails to comply with any provision in this Agreement which by its terms applies to ServiceMaster or any of its affiliates then: (i) money damages and any other remedies which might be available to WMX at law would be inadequate and
               (ii) WMX shall be entitled to specific enforcement of such provision and to injunctive relief to prevent any prospective violation of the Agreement, and (iii)

               WMX shall not be required to post any bond or other security in connection with any such specified performance or other injunctive relief.

          (c) Each party to this agreement shall reimburse the other party for all reasonable attorneys' fees and other costs which the other party shall reasonably incur to enforce the other party's rights under this Agreement.

     7.5 Amendment of the Relationship Agreement. Effective automatically on the consummation of the closing, Section 11.2(b) of the Relationship Agreement between WMX, WMUS and ServiceMaster dated December 31, 1995 is hereby deleted.

     7.6 Cross Indemnification on Commissions and Fees. Each party agrees to indemnify and hold the other party harmless from and against any commissions, finders fees, brokerage fees or the like which are based upon the transactions contemplated by this Agreement and which are asserted against the indemnified party on the basis of actions taken by the indemnifying party.

8.   Effective Date.

     8.1  This Agreement shall be effective on February 18, 1997.


                                   * * * * *

                                    ANNEX A


     In connection with ServiceMaster's right to terminate this Agreement under
Section 5.3, ServiceMaster commits to WMX to give WMX progress reports beginning March 25, 1997 on the status of ServiceMaster's efforts as set forth in the first sentence of Section 5.3 and if ServiceMaster should decide to terminate this Agreement pursuant to Section 5.3, ServiceMaster will give WMX immediate written notice of such decision.

     Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.


WMX TECHNOLOGIES, INC.


By: /s/ Herbert A. Getz
    ----------------------------
    Name:  Herbert A. Getz
           ---------------------
    Title: Senior Vice President
           ---------------------


WMI URBAN SERVICES, INC.


By: /s/ Herbert A. Getz
    ----------------------------
    Name:  H. A. Getz
           ---------------------
    Title: Vice President
           ---------------------


SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


    By: /s/ C. William Pollard
        ----------------------------
        Name:  C. William Pollard
               ---------------------
        Title: Chairman
               ---------------------


SERVICEMASTER MANAGEMENT CORPORATION


    By: /s/ Vernon T. Squires
        ----------------------------
        Name:  Vernon T. Squires
               ---------------------
        Title: Senior Vice President
               ---------------------


SERVICEMASTER INCORPORATED OF DELAWARE


    By: /s/ Vernon T. Squires
        ----------------------------
        Name:  Vernon T. Squires
               ---------------------
        Title: Vice President
               ---------------------